Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Selective Insurance Group, Inc.:
We consent to the use of our reports dated February 19, 2018, with respect to the consolidated balance sheets of Selective Insurance Group, Inc. and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedules I to V (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

New York, New York
June 6, 2018